Exhibit 99.1

JUNO THERAPEUTICS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

- Presented promising JCAR017 data in NHL with 66% (21/32) overall response and 50% (16/32) complete response at three months in core group moving to pivotal trial -
- 2% (1/44) experienced severe CRS and 18% (8/44) experienced severe NT -
- Completed JCAR017 commercial manufacturing process lock -
- Eleven product candidates in clinical trials against eight different targets -
- 2017 cash burn guidance reaffirmed -
- Strong cash position of $801.8 million -
- Conference call today at 5:00 p.m. Eastern Time -

SEATTLE - August 3, 2017 - Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company developing innovative cellular immunotherapies for the treatment of cancer, today reported financial results and business highlights for the second quarter 2017.
“It has been a historic last several months for the CAR T field, highlighting the potential of these therapies for patients. Juno is well-positioned to make a major impact, particularly with the potential best-in-class profile emerging for JCAR017,” said Hans Bishop, Juno’s President and Chief Executive Officer. “We look forward to starting the pivotal cohort for JCAR017 this quarter as well as expanding the use of this drug into broader populations over the coming year.”
Second Quarter 2017 Highlights
Clinical Update:

•
JCAR017 in DLBCL - Investigators presented interim results at the American Society of Clinical Oncology and International Conference of Malignant Lymphoma meetings in June 2017 from the Phase I TRANSCEND study in patients with r/r diffuse large B cell lymphoma (DLBCL) who were treated with fludarabine/cyclophosphamide (flu/cy) lymphodepletion and JCAR017. The core group (N=44) includes patients that represent the population that Juno plans to move forward with for the pivotal cohort. The core group includes patients with DLBCL (de novo and transformed from follicular lymphoma) that are ECOG Performance Status 0-1. Topline results for both dose levels for the core group as of a data cutoff date of May 4, 2017 included:

•	Overall response rate (ORR) was 86% (38/44) and the complete response (CR) was 59% (26/44).

•	Three-month ORR was 66% (21/32) and CR was 50% (16/32). Of patients in response at three months, 90% (9/10) continued in response at six months.

•
Early data suggested a dose response relationship at three months with dose level 2 (100 million cells) ORR of 78% (7/9) and CR of 56% (5/9) as compared to dose level 1 (50 million cells) ORR of 58% (11/19) and CR of 42% (8/19).

•	97% (37/38) of responding patients were alive and in follow-up as of data cutoff date.

•	2% (1/44) experienced severe CRS and 18% (8/44) experienced severe NT.

•	66% (29/44) did not experience any CRS or NT. No deaths were reported from CRS or NT.
Corporate News:

•
Hired key talent to our leadership team, including the appointment of Sunil Agarwal, M.D. as President of Research & Development. Dr. Agarwal is responsible for the execution of Juno’s drug development pipeline, integration of translational insights into ongoing programs, and the prioritization of research and development initiatives.

•	Appointments to Board of Directors of Jay Flatley, Executive Chairman of Illumina, Inc. and Rupert Vessey, MA, BM BCh, FRCP, DPhil, Celgene Corporation's President of Research and Early Development.

Second Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of June 30, 2017 were $801.8 million compared to $850.7 million as of March 31, 2017 and $922.3 million as of December 31, 2016.

•
Cash Used in Operating Activities and Capital Expenditures: For the second quarter of 2017 cash used in operating activities was $38.0 million and cash used for capital expenditures was $21.8 million, compared to $2.2 million provided by operating activities and $7.4 million used for capital expenditures for the same period in 2016.

•
Cash Burn: Cash burn, which is cash used in operating activities and capital expenditures, excluding cash inflows and outflows from upfront payments related to business development activities, was $59.8 million in the second quarter of 2017, of which $56.9 million was operating cash burn and $2.9 million was cash burn for capital expenditures, compared to cash burn of $5.2 million, of which $2.2 million was an operating cash inflow and $7.4 million was cash burn for capital expenditures for the same period in 2016. For purposes of comparing the operating cash burn and cash burn for capital expenditures to the Company’s financial guidance, a cash inflow of $18.9 million for a tenant improvement allowance was reclassified from operating activities to capital expenditures. The increase in cash burn of $54.6 million was primarily driven by the $50.0 million cash inflow from Celgene in the second quarter of 2016 related to the CD19 License.

•
Revenue: Revenue for the three and six months ended June 30, 2017 was $21.3 million and $40.6 million, respectively, compared to $27.6 million and $37.4 million for the three and six months ended June 30, 2016, respectively. The decrease in the three months ended June 30, 2017 compared to the prior year period was due to milestone revenue recognized in the second quarter of 2016 in connection with the Novartis sublicense agreement. The increase in the six months ended June 30, 2017 compared to the prior year period was primarily due to revenue recognized under our Celgene Collaboration Agreement and Celgene CD19 License for the upfront license fee and partial reimbursement by Celgene of research and development costs incurred by us in the first and second quarters of 2017, offset by milestone revenue recognized in the six months ended June 30, 2016 related to the Novartis sublicense agreement.

•
R&D Expenses: Research and development expenses for the three and six months ended June 30, 2017, inclusive of non-cash expenses and computed in accordance with GAAP, were $101.1 million and $184.0 million, respectively, compared to $72.3 million and $146.0 million for the three and six months ended June 30, 2016, respectively. The increases in 2017 compared to 2016 were primarily due to increased costs to manufacture Juno's product candidates, execute on Juno's clinical development strategy, and expand its overall research and development capabilities, an increase in expense related to its success payment and contingent consideration obligations, expense incurred for the amortization of the intangible asset associated with the AbVitro, Inc. ("AbVitro") acquisition, and an increase in non-cash stock-based compensation expense. These increases were offset by a decrease in milestone expense.

•
Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and six months ended June 30, 2017 were $77.8 million and $152.2 million, respectively, and include $10.1 million and $19.8 million of stock-based compensation expense, respectively. Non-GAAP research and development expenses for the three and six months ended June 30, 2016 were $72.1 million and $152.3 million, respectively, and include $8.9 million and $18.0 million of stock-based compensation expense, respectively. Non-GAAP research and development expenses for the first half of 2017 exclude the following:

•
An expense of $17.2 million and $24.6 million for the three and six months ended June 30, 2017, respectively, associated with the change in the estimated fair value and elapsed service period for Juno’s potential success payment liabilities to Fred Hutchinson Cancer Research Center ("FHCRC") and Memorial Sloan Kettering Cancer Center ("MSK").

•
Non-cash stock-based compensation expense of $0.9 million and $1.6 million for the three and six months ended June 30, 2017, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	An expense of $2.4 million for the three and six months ended June 30, 2017 associated with amortization of the intangible asset recorded in connection with the AbVitro acquisition.

•
An expense of $2.7 million and $3.2 million for the three and six months ended June 30, 2017, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

Non-GAAP research and development expenses for the first half of 2016 exclude the following:

•
An expense of $3.5 million for the three months ended June 30, 2016 and a gain of $3.1 million for the six months ended June 30, 2016 associated with the change in the estimated value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK.

•
Non-cash stock-based compensation expense of $1.2 million and $2.4 million for the three and six months ended June 30, 2016, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•
A gain of $4.5 million and $5.5 million for the three and six months ended June 30, 2016, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•
G&A Expenses: General and administrative expenses on a GAAP basis for the three and six months ended June 30, 2017 were $23.6 million and $44.3 million, respectively, compared to $16.8 million and $32.8 million for the same periods in 2016. The increases in 2017 compared to 2016 were primarily due to an increase in consulting and other expenses to support the growing organization including costs related to commercial readiness, increased personnel expenses primarily related to increased headcount to support the business, and an increase in stock-based non-cash compensation expense. The increases in the six month period were partially offset by decreased business development expenses. General and administrative expenses include $6.9 million and $13.0 million of non-cash stock-based compensation expense for the three and six months ended June 30, 2017, respectively, compared to $5.5 million and $10.4 million for the three and six months ended June 30, 2016.

•
GAAP Net Loss: Net loss for the three and six months ended June 30, 2017 was $100.7 million, or $0.96 per share, and $182.9 million, or $1.76 per share, respectively, compared to $64.8 million, or $0.64 per share and $135.9 million, or $1.35 per share, for the three and six months ended June 30, 2016, respectively.

•
Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three and six months ended June 30, 2017 was $77.5 million, or $0.74 per share, and $151.1 million, or $1.45 per share, respectively, compared to $64.6 million, or $0.64 per share, and $142.1 million, or $1.41 per share for the three and six months ended June 30, 2016, respectively.

Reconciliations of cash burn to GAAP cash used in operating activities and capital expenditures, non-GAAP net loss to GAAP net loss, and non-GAAP R&D expense to GAAP R&D expense are presented below under “Non-GAAP Financial Measures.”
2017 Financial Guidance
Juno reaffirms 2017 cash burn, which is cash used in operating activities and capital expenditures, excluding cash inflows or outflows from upfront payments related to business development activities, of between $270 million and $300 million.

•	Operating burn estimated to be between $245 million and $275 million.

•	Capital expenditures, net of tenant improvement allowances, estimated to be between $22 million and $27 million, the majority of which are related to one-time infrastructure build-outs.

Conference Call Information
Juno will host a conference call today to review Juno’s financial results for the second quarter 2017 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 61926954.
The webcast can be accessed live on the Investor Relations page of Juno's website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.
About Juno
Juno Therapeutics is building a fully integrated biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as multiple solid tumors and multiple myeloma. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno's long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world's leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children's Research Institute (SCRI), the University of California, San Francisco, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital. Juno’s product candidate JCAR017 was developed in collaboration with SCRI and others.
About the Juno-Celgene Collaboration
Celgene Corporation and Juno Therapeutics formed a collaboration in June 2015 under which the two companies will leverage T cell therapeutic strategies to develop treatments for patients with cancer and autoimmune diseases with an initial focus on chimeric antigen receptor (CAR) and T cell receptor (TCR) technologies. In April 2016, Celgene exercised its option to develop and commercialize the Juno CD19 program outside North America and China.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; clinical trial plans and timelines; the potential of Juno to make a major impact and the potential best-in-class profile for JCAR017; the potential of the Celgene collaboration; and 2017 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno's product development activities and clinical trials; Juno's ability to obtain regulatory approval for and to commercialize its product candidates; Juno's ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno's competitors with respect to competing treatments and technologies; Juno's dependence on third-party collaborators and other contractors in Juno's research and development activities, including for the conduct of clinical trials and the manufacture of Juno's product candidates; Juno's dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Therapeutics (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno's ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno's business in general, see Juno's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2017 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.
# # #

Investor Relations:
Nicole Keith
206-566-5521
nikki.keith@junotherapeutics.com

Media:
Christopher Williams
206-566-5660
chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents, and short-term marketable securities	$697,621	$732,575
Accounts receivable	10,350	13,286
Prepaid expenses and other current assets	28,674	26,471
Total current assets	736,645	772,332
Property and equipment, net	124,341	81,734
Long-term marketable securities	104,156	189,706
Goodwill	221,306	221,306
Intangible assets, net	78,374	77,986
Other assets	4,143	6,400
Total assets	$1,268,965	$1,349,464
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,035	$41,237
Success payment liabilities	47,354	22,786
Contingent consideration	2,057	7,605
Deferred revenue	34,461	43,264
Total current liabilities	144,907	114,892
Long-term debt, less current portion	10,074	—
Contingent consideration, less current portion	22,038	13,291
Deferred revenue, less current portion	107,982	120,054
Deferred tax liabilities	3,481	5,152
Other long-term liabilities	43,298	18,374
Stockholders’ equity:
Common stock	11	11
Additional paid-in-capital	1,950,718	1,911,769
Accumulated other comprehensive income (loss)	630	(2,842)
Accumulated deficit	(1,014,174)	(831,237)
Total stockholders’ equity	937,185	1,077,701
Total liabilities and stockholders’ equity	$1,268,965	$1,349,464

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$21,268	$27,602	$40,595	$37,377
Operating expenses:
Research and development	101,092	72,311	184,016	146,033
General and administrative	23,616	16,815	44,342	32,769
Total operating expenses	124,708	89,126	228,358	178,802
Loss from operations	(103,440)	(61,524)	(187,763)	(141,425)
Other-than-temporary impairment loss	—	(5,490)	—	(5,490)
Interest income, net	1,777	1,496	3,477	2,837
Other expenses, net	(198)	(433)	(1,104)	(364)
Loss before income taxes	(101,861)	(65,951)	(185,390)	(144,442)
Benefit for income taxes	1,121	1,184	2,453	8,537
Net loss	$(100,740)	$(64,767)	$(182,937)	$(135,905)
Net loss per share, basic and diluted	$(0.96)	$(0.64)	$(1.76)	$(1.35)
Weighted average common shares outstanding, basic and diluted	104,515	101,384	104,136	100,345

Non-GAAP Financial Measures
To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The Company has not reconciled guidance for non-GAAP metrics to their most directly comparable GAAP measures because such items that impact these measures cannot be reasonably predicted.
The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.
Unaudited Reconciliation of Cash Burn
(In thousands)

	Three Months Ended June 30,
	2017	2016
Cash (used in) provided by operations (1)	$(37,966)	$2,213
Adjustments:
Tenant improvement allowance (2)	(18,942)	—
Operating cash burn	$(56,908)	$2,213

Cash used for capital expenditures	$(21,839)	$(7,408)
Adjustments:
Tenant improvement allowance (2)	18,942	—
Cash burn for capital expenditures	$(2,897)	$(7,408)

Total cash burn	$(59,805)	$(5,195)

(1)	Cash provided by operations for the three months ended June 30, 2016 included an upfront payment of $50.0 million received in connection with the CD19 opt-in.

(2)
The tenant improvement allowance is related to the build-out of the Company's new headquarters facility and was recorded in operating activities on the condensed consolidated statement of cash flows under GAAP.

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss - GAAP	$(100,740)	$(64,767)	$(182,937)	$(135,905)
Adjustments:
Success payment expense (gain) (1)	17,169	3,465	24,568	(3,118)
Non-cash stock-based compensation expense (2)	935	1,201	1,628	2,391
Change in fair value of contingent consideration (3)	2,747	(4,499)	3,199	(5,511)
Amortization of intangible asset (4)	2,418	—	2,418	—
Net loss - Non-GAAP	$(77,471)	$(64,600)	$(151,124)	$(142,143)
Net loss per share, basic and diluted - GAAP	$(0.96)	$(0.64)	$(1.76)	$(1.35)
Adjustments:
Success payment expense (gain) (1)	0.16	0.03	0.24	(0.03)
Non-cash stock-based compensation expense (2)	0.01	0.01	0.02	0.02
Change in fair value of contingent consideration (3)	0.03	(0.04)	0.03	(0.05)
Amortization of intangible asset (4)	0.02	—	0.02	—
Net loss per share, basic and diluted - Non-GAAP	$(0.74)	$(0.64)	$(1.45)	$(1.41)
Weighted average common shares outstanding, basic and diluted	104,515	101,384	104,136	100,345

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expense
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Research and development expense - GAAP	$(101,092)	$(72,311)	$(184,016)	$(146,033)
Adjustments:
Success payment expense (gain) (1)	17,169	3,465	24,568	(3,118)
Non-cash stock-based compensation expense (2)	935	1,201	1,628	2,391
Change in fair value of contingent consideration (3)	2,747	(4,499)	3,199	(5,511)
Amortization of intangible asset (4)	2,418	—	2,418	—
Research and development expense - Non-GAAP	$(77,823)	$(72,144)	$(152,203)	$(152,271)

(1)
The success payment expense (gain) represents the change in the estimated fair value of the success payment obligations and the associated elapsed service period. As of June 30, 2017, the estimated fair values of the success payment liabilities to FHCRC and MSK on the condensed consolidated balance sheets, were approximately $28.1 million and $19.3 million, respectively. If success payment thresholds are met in the future, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.

(2)
This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and continuing directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.

(3)	This is the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

(4)	This relates to the intangible asset acquired as part of the AbVitro acquisition.